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                                                                    Exhibit 99.8


                                   SCHEDULE I

                           VIVENDI/CANAL TRANSACTIONS


The Vivendi Parties, Sofiee and Canal agree that they shall implement the Vivendi/Canal Transactions as follows:

- General. The Vivendi/Canal Transactions shall be implemented in a manner consistent with the steps described on the following pages, subject to any modifications to the terms of the following bullet points and any material modifications to the terms of the attached charts to which each of Seagram, Vivendi and Canal reasonably agree in writing, provided that in no event shall the Vivendi/Canal Transactions be implemented in a manner that will prevent the exchange of Seagram Shares for Vivendi ADSs from constituting a transaction described under Section 351 of the Code. Upon implementation of these steps, Vivendi/Sofiee will directly or indirectly hold 100% of Canal's current French and international (including the U.S.) non-regulated business (as described below) and 49% of Canal's current French regulated business (as described below).

- Separation of Canal's Business. The Vivendi/Canal Transactions shall result in a separation of Canal's existing business (the "Existing Business") into two entities (the "Separation"), one of which (Canal) will operate the French and international (including the U.S.) non-regulated business (the "Non-Regulated Business") and another of which will operate the French regulated business. Annex I to this Schedule I describes the contracts and other assets to be retained by the entity that will hold the regulated business (the "Regulated Business"). It is intended that the Regulated Business will not constitute a material portion of the value of the Existing Business.

- Regulated Business. The Regulated Business will be limited in scope in accordance with the following parameters (and the Vivendi/Canal Agreements will contain appropriate provisions to implement such parameters):

            (i) As of the Effective Time, the sole source of revenue (other than exceptions that are de minimis in the aggregate) of the Regulated Business will be fee income receivable from the Non-Regulated Business pursuant to the Vivendi/Canal Agreements ("Fee Income");

            (ii) All rights relating to the ownership of existing brands of the Existing Business shall be transferred to the Non-Regulated Business in connection with the Separation (including the Canal + brand but excluding any brands relating solely to the Regulated Business), and all customer relationships of the Existing Business as of immediately prior to the consummation of the Separation shall be transferred to the Non-Regulated Business in connection with the Separation;

            (iii) Immediately after giving effect to the Separation, the pro forma EBIT of the Regulated Business for the year ending on the date of consummation of the Separation is intended to be approximately Euro 50.0 million (and in any
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      event shall be no less than Euro 47.0 million and no greater than Euro
      53.0 million);

            (iv) Following consummation of the Separation, it is not anticipated that the Regulated Business will in the future derive revenues from sources other than the Fee Income, other than exceptions that are de minimis in the aggregate; and

            (v) As of the consummation of the Separation, the annual projected EBIT of the Regulated Business (based upon reasonable assumptions of Vivendi and Canal) is intended to be approximately Euro 50.0 million (and in any event shall be no less than Euro 47.0 million and no greater than Euro 53.0 million), plus 2.5% per year for each year beginning with the second year following consummation of the Separation.

- Liabilities. The liabilities of the Existing Business shall be separated in a manner reasonably acceptable to all parties in conformity with the separation of assets and operations described above (with any liabilities of the Existing Business relating in any material respect to both the Regulated and Non-Regulated Businesses being split between such businesses on an allocable basis reasonably acceptable to all parties) and applicable Law.

- Control. Following consummation of the Separation, Vivendi shall retain actual control of the Regulated Business to the maximum extent permitted under applicable French Law (including the maximum permissible board representation), and in any event Vivendi's control of the Regulated Business shall be at least equal to the level of its current actual control of Canal.

- Sale of Library. In the event that the Regulated Business determines in the future to sell its library of rights (the "Library"), the Non-Regulated Business will have the option to acquire the Library for a purchase price equal to the amount of Fee Income paid to the Regulated Business by the Non-Regulated Business for the one year period ending on the date of consummation of such sale of the Library.

- Other Terms and Conditions. The conditions to the consummation of the Vivendi/Canal Transactions shall be limited solely to the receipt of the shareholder approvals and Regulatory Approvals set forth in Sections 5.1(d) and 5.1(j), respectively, of this Agreement, including the other conditions specified in the attached chart, and to the extent not otherwise specifically provided for in this Agreement, the terms of the Vivendi/Canal Transactions shall otherwise be reasonably acceptable to Seagram (and the Vivendi Parties, Sofiee and Canal agree to implement each of the Vivendi/Canal Transactions on terms reasonably acceptable to Seagram).

- Exchange Ratios. The Vivendi Shareholders will receive in Step 2 one share of Sofiee for each share of Vivendi that they hold (the "Sofiee Exchange Ratio"). The Canal shareholders will receive in Step 6 2 shares of Vivendi/Sofiee for each share of Canal they hold (the "Canal Exchange Ratio").